                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan and the 2004 Stock Option Plan for Non-Employee Directors of Omega Financial Corporation, of our reports dated March 15, 2005, with respect to the consolidated financial statements of Omega Financial Corporation, Omega Financial Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omega Financial Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 29, 2005